Trailer Bridge, Inc.


CONTACT:                       -OR-             TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.                            The Equity Group Inc.
John D. McCown                                  www.theequitygroup.com
Chairman & CEO                                  Adam Prior       (212) 836-9606
(800) 554 -1589                                 Devin Sullivan   (212) 836-9608

                              FOR IMMEDIATE RELEASE
                              ---------------------

             TRAILER BRIDGE REPORTS SECOND QUARTER FINANCIAL RESULTS
             -------------------------------------------------------

Q2 2003 Highlights

     * Best quarterly performance in more than three years
     * Revenues increase 19.8% to $21.7 million from Q2 2002
     * Operating income of $78,500, an improvement of $406,600 from Q2 2002 and $1.9 million from Q1 2003
     * Recent volume levels remain robust

Jacksonville, FL - August 12, 2003 -- Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the second quarter and six months ended June 30, 2003 (see attached tables), highlighted by a return to operating profitability and a second consecutive quarter of double-digit revenue increases.

High Volume and Vessel Capacity Utilization Levels an Indicator that Turnaround
-------------------------------------------------------------------------------
is Continuing
-------------
The Company continues to experience a significant increase in volume and revenue that has been evident since early March 2003. This volume pick-up had been anticipated based upon new commitments and indications of commitments that the Company's sales force was getting from shippers, primarily starting after Labor Day 2002. The Company believes that this recent robust volume is being driven by the reduction in trade lane capacity as discussed in detail in previous releases and conference calls and the superior service and on-time performance delivered by the Company. Most recently, for the six-week period ending August 9, 2003, core southbound trailer/SOL (shipper owned or leased equipment) volume has been up 26% compared to the same period last year.

Strong 2Q Revenue Increase
--------------------------
Total revenue for the three months ended June 30, 2003 was $21,695,012, an increase of $3,578,375 or 19.8% compared to the second quarter of 2002. Compared sequentially to the first quarter of 2003, total revenue was up 14.3%. Total southbound volume for the three months ended June 30, 2003 increased 25.8% compared to the year earlier period and 10.2% compared to the first quarter. Northbound total volume increased 22.1% from the year ago period and 28.1% from the first quarter. The effective yield of all of the southbound cargo represented a decrease of 2.4% from the year earlier period and an increase of 1.4% from the first quarter. Northbound, the effective yield decreased 8.2% from the year ago period and 2.1% from the first quarter.

Trailer Bridge, Inc.                                                      Page 2
August 12, 2003

The Company's Jacksonville-San Juan deployed vessel capacity utilization during the second quarter was 94.9% to Puerto Rico and 26.5% from Puerto Rico compared to 75.5% and 21.3%, respectively, during the year earlier period and 90.3% and 22.4%, respectively, during the first quarter of 2003. Trailer Bridge had an average of 202 tractor units operating on the mainland during the quarter, generating an average of 9,422 miles per month of which 76.5% were loaded compared to 184 tractors generating an average of 9,326 miles per month at a 73.2% loaded mile factor during the first quarter of 2003. The increase in tractors and average miles was primarily related to more southbound volume and the improvement in loaded mile utilization was primarily due to finding replacements for a former large outbound domestic shipper in Jacksonville which transitioned from road to rail movements. During the second quarter of 2003, the average inland distance associated with a core southbound load was 553 miles, slightly below the 564-mile average distance during the first quarter.

Operating income for the second quarter ended June 30, 2003 was $78,504, an improvement of $406,586 from an operating loss of $328,082 in the prior year period and an improvement of $1,897,181 compared to an operating loss of $1,818,678 in the first quarter of 2003. For the entire second quarter, average weekly revenue was $1,668,847, an amount 1.6% below the previously disclosed level that was experienced early in the quarter. Tire expense and certain non-recurring maintenance expense items occurred in the quarter that negatively impacted operating income. The operating ratio was 99.6% during the second quarter of 2003 compared to the 101.8% operating ratio during the year earlier period and the 109.6% operating ratio during the first quarter. Net interest expense of $743,846 was down 7.3% from the year earlier period due primarily to lower interest rates.

The Company's loss before income taxes for the second quarter ended June 30, 2003 was $665,342, compared to a pre-tax loss of $1,130,298 in the year earlier period and a pre-tax loss of $2,515,888 in the first quarter. The effect of income taxes will not be reflected until full profitable results resume. After accretion of preferred stock discount, the net loss per share was $.09 in the second quarter of 2003 compared to a net loss per share of $.12 in the year earlier period and a net loss per share of $.26 in the first quarter.

For the second quarter ended June 30, 2003, Trailer Bridge's actual operating income of $78,504 was after depreciation/amortization charges of $849,794 and charter hire expense to an affiliate of $1,829,100. Since April 2003, Trailer Bridge has resumed full cash payments of charter hire; in the recent past, the affiliate had agreed to defer approximately half of that expense. The Company's overall cash used by operating activities for the second quarter of 2003 was $245,303, an improvement of $1.9 million compared to the net cash used in operating activities for the second quarter of 2002. The Company believes this cash flow measure is a particularly important benchmark to follow and notes that for the first six months of 2003, this measure improved by $3.9 million compared to the first half of 2002.

Trailer Bridge, Inc.                                                      Page 3
August 12, 2003

John D. McCown, Chairman and CEO, said, "The second quarter represented our best actual performance in years and the level and trend of all of our indicators is still decidedly positive. For example, for the first six weeks of the current third quarter, our revenue is up 23% compared to the same period last year, an extraordinary gain during the middle of the summer. The demonstrated cash generating ability in these actual results underscore the leverage of Trailer Bridge's operating model and our belief that the Company will be an active participant in the improving operating environment of the Puerto Rico lane."

Trailer Bridge will discuss first quarter results in a conference call at 11:00 A.M. (Eastern Time) on Tuesday, August 12th. The dial in number is 800-863-1575. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link. The conference call will be archived and accessible for approximately 90 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

                               (Tables to Follow)


                                      ####

                              TRAILER BRIDGE, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                        Three Months                          Six Months
                                                                       Ended June 30,                        Ended June 30,
                                                            -------------------------------------  ---------------------------------
                                                                  2003                2002              2003               2002
                                                            -----------------   -----------------  ----------------  ---------------
    OPERATING REVENUES                                      $   21,695,012      $   18,116,637     $  40,681,086     $  35,596,763
    OPERATING EXPENSES:
       Salaries wages, and benefits                              3,764,919           3,541,216         7,935,934         7,514,580
       Rent and purchased transportation:
          Related Party                                          1,829,100           1,829,100         3,638,100         3,638,100
          Other                                                  6,262,860           4,813,000        11,634,195         9,207,201
       Fuel                                                      2,124,258           1,867,839         4,490,570         3,484,162
       Operating and maintenance (exclusive of
          depreciation shown separately below)                   5,125,199           3,618,777         9,449,602         7,635,504
       Taxes and licenses                                          205,679              96,462           371,117           276,847
       Insurance and claims                                        622,942             838,624         1,452,316         1,464,395
       Communications and utilities                                126,697             166,009           235,359           324,723
       Depreciation and amortization                               849,794             825,676         1,705,067         1,746,266
       (Gain) loss on sale of equipment                             (2,545)           (133,867)           (7,808)          (69,464)
       Other operating expenses                                    707,605             981,883         1,516,807         1,285,959
                                                            -----------------   -----------------  ----------------  ---------------
                                                                21,616,508          18,444,719        42,421,259        36,508,273
                                                            -----------------   -----------------  ----------------  ---------------
    OPERATING INCOME (LOSS)                                         78,504            (328,082)       (1,740,173)         (911,510)
    NONOPERATING INCOME  (EXPENSE):
       Interest expense and other, net                            (743,846)           (802,216)       (1,441,056)       (1,529,322)
                                                            -------------------------------------  ---------------------------------

    LOSS BEFORE BENEFIT FOR INCOME TAXES                          (665,342)         (1,130,298)       (3,181,229)       (2,440,832)

    BENEFIT FOR INCOME TAXES                                             -                   -                 -                 -

                                                            -----------------   -----------------  ----------------  ---------------
    NET LOSS                                                      (665,342)         (1,130,298)       (3,181,229)       (2,440,832)

    ACCRETION OF PREFERRED STOCK DISCOUNT                         (170,128)                             (636,622)

                                                            -----------------   -----------------  ----------------  ---------------
    NET LOSS ATTRIBUTABLE TO COMMON SHARES                  $     (835,470)     $   (1,130,298)    $  (3,817,851)    $  (2,440,832)
                                                            =================   =================  ================  ===============

    PER SHARE AMOUNTS:

    NET LOSS PER SHARE (BASIC AND DILUTED)                  $        (0.09)     $        (0.12)    $       (0.39)    $       (0.25)
                                                            =================   =================  ================  ===============

    WEIGHTED AVERAGE
       SHARES OUTSTANDING                                        9,777,500           9,777,500         9,777,500         9,777,500
                                                            =================   =================  ================  ===============